PROSPECTUS SUPPLEMENTdated February 2, 2005 (to Prospectus dated July 1, 2004)	Rule 424(b)(3) File No. 333-116822

JPMORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated July 1, 2004, relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the "3.50% Notes Due 2009" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

Floating Rate Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date: Interest rate:	$1,000,000,000 October 2, 2009 January 2, April 2, July 2 and October 2 December 15, March 15, June 15 and September 15 September 29, 2004 LIBOR Telerate reset quarterly + 0.19%

3.80% Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$500,000,000 October 2, 2009 April 2 and October 2 March 15 and September 15 September 29, 2004

5-5/8% Notes due 2006

Initial principal amount of series issued August 14, 2001:

Additional principal amount of series issued November 12, 2004:
Aggregate principal amount of series (subject to increase):
Maturity date:
Interest payment dates:
Record dates:

$ 1,500,000,000 $ 500,000,000 $ 2,000,000,000 August 15, 2006 February 15 and August 15 February 1 and August 1

4.50% Notes due 2012
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Issuance date:	$850,000,000 January 15, 2012 January 15 and July 15 January 1 and July 1 December 14, 2004

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

Additional Senior Medium-Term Notes, Series C

We have issued $2,750,000,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption terms, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

January 25, 2005	$ 2,750,000,000	January 25, 2008	LIBOR Telerate reset quarterly + 0.07%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled" Company Debt Securities - Company Subordinated Securities" following the summary terms of the Company's outstanding JPMorgan Chase Subordinated Notes, Series B to reflect the issuance, following the date of the Prospectus, of the Company Subordinated Securities described below:

JPMorgan Chase Subordinated Notes, Series B

We have issued $2,358,000 aggregate principal amount of our JPMorgan Chase Subordinated Notes, Series B (the "Series B Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series B Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption terms, if any.

The interest rate bases or formulas applicable to Series B Notes that bear interest at floating rates are indicated in the table below. The Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Terms

February 2, 2005	$ 2,358,000	February 15, 2030	5.40%; redeemable beginning February 15, 2010, and on the 15th of each month thereafter.